Exhibit 10.4

SEVERANCE ARRANGEMENT WITH

Hunting Deutsch

On or about May 30, 2006 BankUnited entered into a severance arrangement with Hunting Deutsch, Executive Vice President Wealth Management. Under the arrangement Mr. Deutsch will be entitled to twelve months salary plus the amount of the prior year’s bonus (less applicable deductions and withholdings) if BankUnited eliminates the Wealth Management Division while Mr. Deutsch is employed in that division and does not offer him a position comparable in salary within BankUnited. This severance payment will only be made should this situation occur on or before June 5, 2011. If Mr. Deutsch’s position is eliminated due to a merger or acquisition during or after this time, Mr. Deutsch will receive only the payment indicated in the Change of Control Agreement between BankUnited Financial Corporation and Hunting Deutsch dated June 5, 2006, and not the additional severance payment referred to in the Severance Arrangement.